Exhibit 16.1

May 1, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	SpectraScience, Inc.
Commission File No. 0-13902

Ladies and Gentlemen:

We have read Item 4.01 included in the Form 8-K dated April 28, 2008 of SpectraScience, Inc. which we understand will be filed with the Securities and Exchange Commission and are in agreement with the statements contained in the first, second, third, fourth and sixth paragraphs therein as they relate to our firm.

Very truly yours,

/s/ J.H. Cohn LLP

J.H. Cohn LLP
San Diego, California